                                                                   EXHIBIT 10.14

                                   [FORM OF]
                              MANAGEMENT AGREEMENT

     This Management Agreement ("Agreement") is executed as of the [     ] day
of[               ] 1979 ("Effective Date") by and between [
] a limited partnership organized under the laws of with its principal office at

[                                     ] ("Owner") and
[                             ] corporation, with its principal office at [
] ("Management Company").

                              W I T N E S S E T H
     WHEREAS, Owner plans to construct and equip a hotel in [            ] as
more fully described in Section 3.01 ("Hotel"), and

     WHEREAS, Owner desires to have the Management Company manage and operate the Hotel and the Management Company is willing to perform such services for the account of Owner,

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                       APPOINTMENT OF MANAGEMENT COMPANY
                       ---------------------------------

     1.01 Appointment
          -----------

          Owner hereby appoints and employs the Management Company as Owner's exclusive agent to supervise, direct and control the management and operation of the Hotel for the term provided in Article IV. The Management Company accepts said appointment and agrees to manage the Hotel during the term of this Agreement in accordance with the terms and conditions hereinafter set forth. The performance of all activities by the Management Company hereunder shall be for the account of Owner.


     1.02 Delegation of Authority
          -----------------------

     Except as otherwise specifically provided in this Agreement, the operations of the Hotel shall be under the exclusive supervision and control of the Management Company, which shall be responsible for the proper and efficient operation of the Hotel. Except as otherwise specifically provided in this Agreement, the Management Company shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, employment policies, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of bank accounts, procurement of inventories, supplies and services, promotion and publicity and, generally, all activities necessary for the operation of the Hotel as a first-class hotel with related amenities. Notwithstanding the foregoing, the Management Company shall have the duty to keep Owner informed concerning the operation of the Hotel and, subject to this Agreement, to maintain the Hotel as a first-class income-producing commercial property.

     1.03 No Covenants or Restrictions
          ----------------------------

     It is a condition of Management Company's obligations hereunder that there will be on the Opening Date (as defined in Section 2.01 F) no covenants or restrictions which would prohibit or unduly limit the Management Company from operating the Hotel as a Marriott facility, after the necessary licenses and permits therefor have been obtained by Management Company on behalf of the Owner, including cocktail lounges, restaurants and other facilities customarily a part of or related to a first-class hotel. Owner agrees upon request by the Management Company to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of the Hotel.

                                END OF ARTICLE I

                                   ARTICLE II

                              DEFINITION OF TERMS
                              -------------------

     2.01 Definition of Terms
          -------------------

          The following terms when used in this Agreement shall have the meanings indicated:

     A.   "Accounting Period" shall mean the four (4) week accounting periods
           -----------------
having the same beginning and ending dates as the Management Company's four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform the Management Company's accounting system to the calendar.

     B.   "Fiscal Year" shall mean the Management Company's Fiscal Year which
           -----------
now ends at midnight on the Friday which is closest to December 31 in any given calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Opening Date (as defined in
Section 2.01F) and the commencement of the first full Fiscal Year shall be included as part of the first full Fiscal Year; provided that any such partial Fiscal Year which is longer than six (6) full Accounting Periods shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year. If the Management Company's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due Owner hereunder.

     C.   "Fixed Asset Supplies" shall mean supply items included within
           --------------------
"Property and Equipment" under the Uniform System of Accounts (as defined in Section 2.01 J) including linen, china, glassware, silver, uniforms, and similar items.

     D.   "Gross Revenues" shall mean all revenues and receipts of every kind
           --------------
derived from operating the Hotel and all departments and parts thereof, including, but not limited to, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from the rental of rooms, stores, offices, exhibit or sales space of every kind, license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires), vending machines, health club membership fees, food and beverage sales, wholesale and retail sales of merchandise, service charges, and proceeds, if any, from business interruption or other loss of income insurance; provided, however, Gross Revenues shall not include gratuities to Hotel employees or federal, state and municipal excise, sales and use taxes or similar Impositions collected directly from patrons or guests or included as part of the sales price of any goods or services.

     E.   "Inventories" shall mean "Inventories" as defined in the Uniform
           -----------
System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies, stationery; and other expensed supplies and similar items.

     F.   "Opening Date" shall mean the formal opening date of the Hotel, which
           ------------
shall be established and certified by the Management Company, which shall use its reasonable business judgment in the selection of said date.

     G.   "Operating Profit" shall mean the excess of Gross Revenues over the
           ----------------
following deductions ("Deductions") incurred by the Management Company in operating the Hotel:
          1. Cost of sales, salaries, wages, fringe benefits, payroll taxes and other costs related to Hotel employees;

          2. Departmental expenses, administrative and general expenses and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance and minor alterations treated as Deductions under
Section 8.01 (provided that the cost of management relocation shall be included exclusively in subsection 9 hereof);

          3. The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;
          4. A reasonable allowance for uncollectible accounts receivable as determined by the Management Company;

          5. All costs and fees of independent accountants or other third parties (who shall not be employees of Management Company, nor of any of its affiliates) who perform services required or permitted hereunder;

          6. The cost and expense of technical consultants and operational experts (who shall not be employees of Management

Company, nor of any of its affiliates) for specialized services in connection with non-routine Hotel work;

          7.  An amount equal to [     ] percent ([   ]) of Gross Revenues.
This amount will provide partial or total reimbursement to the Management Company for the Hotel's share of costs and expenses incurred by the Management Company or its affiliated companies for all services which benefit the Hotel (and which may or may not also benefit other Marriott hotels) and which are performed by personnel not normally located at the Hotel and are not Chain Services (as defined in Section 11.03). Such services include executive supervision, consulting, planning, policy making, corporate finance, personnel and employee relations, in-house legal services, trademark protection, research and development, and the services of the Management Company's technical, operational and marketing experts making periodic inspection and consultation visits to the Hotel;

          8. The amount to be credited to the Repairs and Equipment Reserve described in Section 8.02;

          9. The Hotel's pro rata share of costs and expenses incurred by the Management Company in providing Chain Services (as defined in Section 11.03);

          10. All insurance costs and expenses as provided in Article XII, except for those costs which are paid exclusively by Management Company pursuant to an approved self-insurance program under Section 12.04 B.

          11. Taxes, if any, payable by or assessed against the Owner or the Management Company related to this Agreement, or to the Management Company's operation of the Hotel, or to the

Owner's ownership of the Hotel (exclusive of the Management Company's or the Owner's income taxes, but including personal property and real estate taxes assessed against the Hotel);

          12. Such other costs and expenses, not including the debt service on any financing secured by the Hotel or otherwise obtained in connection with the Hotel, as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

     H.   "Operating Loss" shall mean a negative Operating Profit.
           --------------

     I.   "Termination" shall mean the expiration or sooner cessation of this
           -----------
Agreement.

     J.   "Uniform System of Accounts" shall mean the Uniform System of Accounts
           --------------------------
for Hotels, Seventh Revised Edition, 1977, as published by the Hotel Association of New York City, Inc.

     K.   "Working Capital" shall mean, as of any given point in time, the sum
           ---------------
total of (i) cash maintained at the Hotel, funds in operating bank accounts, receivables, prepaid expenses and Inventories, less (ii) accounts payable and accrued current liabilities (excluding deferred income taxes and the current portion of long-term debt and capitalized leases).

     L.     "First Mortgage" shall mean that instrument by which Owner obtains
             --------------
the permanent first-lien financing, from an institutional lender, for the Hotel in accordance with the financing plan described in Section 3.01. Unless specifically stated to the contrary elsewhere herein, the term "First

Mortgage" shall not include renewals, extensions, amendments or refinancings of said instrument.

     M.   "Project Cost" shall include all costs of constructing and initially
           ------------
equipping and furnishing the Hotel, including the purchase price of the Site, all interim financing costs and all architectural and professional fees and expenses, but not including "Pre-Opening Expenses" (as defined in Article VI).

     N.  "Owner's Equity" shall mean the total equity investment made by the
          --------------
Owner and the Tenant referred to in Section 18.01 B in the Project Cost of the Hotel, including initial working capital.

                               END OF ARTICLE II

                                  ARTICLE III

                                   THE HOTEL
                                   ---------

     3.01 Construction and Financing
          --------------------------

          A. Owner intends, at its sole cost and expense, to have constructed on the site ("Site") described in Exhibit A a hotel building, fully equipped, in accordance with the provisions of a technical services agreement ("Technical Services Agreement") between Owner and the Management Company (or o ne of its affiliated companies) executed concurrently herewith. The Site, the improvements and all fixtures, furnishings, equipment and supplies installed therein are collectively referred to in this Agreement as the "Hotel".

          B. The Management Company will have the option of terminating this Agreement if:

          1.  Owner has not obtained a commitment for the long term debt
financing for the Hotel, in an aggregate amount not to exceed [           ]
percent ([   ]) of the Project Cost of the Hotel, at an annual constant not to
exceed [           ]   percent ([    ]), within one (1) year of the Effective
Date; or

          2. Construction on the Hotel has not commenced within eighteen (18) months of the Effective Date; or

          3. The Hotel is not completed in accordance with plans, specifications, construction safety and fire safety standards, designs and time schedules, as set forth in the Technical Services Agreement.

     3.02 Ownership of Hotel
          ------------------

     A. Owner hereby covenants that it has an option to acquire the Site pursuant to an agreement, a copy of which has been delivered to the Management Company, and that upon completion of the Hotel it will have, keep and maintain good and marketable fee title interest therein free and clear of any and all:

          1. Easements or other encumbrances (other than those listed in subsections 2 and 3 hereof) except those which do not materially adversely affect the operation of the Hotel by the Management Company;

          2. Mortgages, deeds of trust or similar security instruments except those which provide that this Agreement shall not be subject to forfeiture or termination other than in accordance with the provisions hereof, notwithstanding a default under such mortgage or deed of trust; and

          3. Liens for taxes, assessments, levies or other public charges not yet due or which are being contested in good faith.

     B. Management Company shall have no obligation to pay or discharge any installments of principal or interest due and payable upon any mortgage, deed of trust or like instrument described in this Section, nor shall any such payments be Deductions. Owner shall indemnify the Management Company from and against all claims, litigation and damages arising from Owner's failure to make such payments as and when required.

     C. In the event the mortgagee or mortgagees under any mortgage, deed of trust or like instrument described in this Section shall reasonably request that amendments be made in this Agreement, Management Company agrees to enter into such amendments provided that there shall be no adverse change whatsoever in any of Management Company's substantive rights, remedies or duties hereunder. Management Company further agrees that it will enter into an agreement with the holder of the First Mortgage pursuant to which Management Company's rights in and to this Agreement will be made subject and subordinate to the lien of the First Mortgage, provided that said holder of the First Mortgage simultaneously agrees that this Agreement shall not be forfeited or terminated other than in accordance with the terms hereof, notwithstanding a default under the First Mortgage or the exercise by said holder or any successor of any remedies with respect to such a default.

                               END OF ARTICLE III

                                   ARTICLE IV

                                      TERM
                                      ----

     4.01 Term
          ----

     A. The initial term ("Initial Term") of this Agreement shall commence on the Effective Date and, unless sooner terminated as herein provided, shall continue for that period of time from the Effective Date to the last day of the Fiscal Year in which the initial term of Owner's First Mortgage on the Hotel
premises expires.  In no event shall said Initial Term be less than [          ]
or more than [            ] Fiscal Years from the Opening Date.  Also, said
Initial Term shall not be reduced or in any way affected by any prepayment or early termination of the First Mortgage.

     B. The term may thereafter be renewed by the Management Company, at its option (on the same terms and conditions contained herein), for each of [
] successive periods of [     ] Fiscal Years each ("Renewal Terms"), provided
that this Agreement is in full force and effect and the Management Company is not then in default hereunder. If the Management Company elects to exercise any such option to renew, it shall give Owner notice to that effect not less than [ ] months prior to the expiration of the then current term.

     4.02 Performance Termination.
          -----------------------

     A.  Owner shall have the right (subject to subsection B) at its option to
terminate this Agreement on [        ] month's written notice to the Management
Company if, in each of [      ] consecutive Fiscal Years after the first full
Fiscal Years after
the Opening Date, the "Owner's Distribution" (as defined in Section 5.01) is less than the following amounts:

          1.  Up to and including the end of the [        ] full Fiscal Year
from the Opening Date, the amount of the annual debt service on the First Mortgage; and

          2.  After the end of the [         ] full Fiscal Year from the Opening
Date, but prior to the end of the [          ] full Fiscal Year from the Opening
Date, the sum of the amount of the annual debt service on the First Mortgage
plus a return [   ] [        ] per annum to Owner on the Owner's Equity.

          3.  After the end of the [          ] full Fiscal Year from the
Opening Date, the sum of the amount of the annual debt service on the First Mortgage plus a return of per annum to Owner on the Owner's Equity.

     If Owner elects to so terminate under said circumstances, the notice of
election to terminate shall be served within [          ] days of the receipt by
Owner of the annual financial statements (referred to in Section 9.01) for the second such consecutive Fiscal Year.

     B. Upon receipt of Owner's notice of termination, as described in subsection A, Management Company shall have the option, to be exercised within [ ] days of the receipt of said notice,to lend Owner, on a non-interest-bearing basis, the amount of any deficiency described in subsection A. Any such loans by Management Company shall be evidenced by Owner's unsecured promissory note and shall be repaid to Management Company solely from the first available excess of "Owner's Distribution" (as defined in Section 5.01), if any, over the sum of (i) the annual debt service on the First Mortgage, (ii) a return to Owner of
[             ] per annum on the total amount of Owner's Equity, and (iii) the recovery by Management Company of all current and deferred portions of its "Incentive Fee" pursuant to Section 5.01. If the Management Company does not exercise its option to make a loan pursuant to this subsection B, then this
Agreement shall be terminated upon the expiration of the aforesaid [         ]
day period from the receipt of Owner's notice of termination as though the term hereof had expired without renewal.

     4.03 Termination by Owner
          --------------------

     Notwithstanding any other provision of this Agreement, upon the occurrence
of any of the [      ] events listed in Section 4.07B of the "Articles of
Limited Partnership" of [            ] dated the date hereof, Owner  shall have
the right to terminate this Agreement upon [    ] days prior written notice to
Management Company.

                               END OF ARTICLE IV

                                   ARTICLE V

                     COMPENSATION OF THE MANAGEMENT COMPANY
                      AND DISTRIBUTION OF OPERATING PROFIT
                     --------------------------------------

     5.01 Management Fee
          --------------

     In consideration of the services to be performed during the term of this Agreement, the Management Company shall, subject to adjustment under Section
6.02 B, retain (or be paid by Owner) as its management fee ("Incentive Fee") for
each Fiscal Year a sum equal to [              ] of the Operating Profit,
subject to the deferral provisions set forth below.  The [               ]
balance of Operating Profit shall, subject to adjustment under Section 6.02 B, be distributed to Owner ("Owner's Distribution").

     A. Management Company shall defer receipt of the Incentive Fee, up to the entire amount thereof, to the extent that the Owner's Distribution for any Fiscal Year is less than the level annual debt service on the First Mortgage for that Fiscal Year, and the amount so deferred shall be distributed to Owner.

     B.  In addition, Management Company shall defer receipt of the portion of
its Incentive Fee in excess of [            ]    thereof, to the extent that the
Owner's Distribution for [ ] Fiscal Year (less the debt service on the First Mortgage for that Fiscal Year) is less than an amount equal to an equity return
to Owner of [              ] per annum on the Owner's Equity.

     C. That portion of the Incentive Fee in any Fiscal Year which is deferred pursuant to either subsection A or subsection B above shall be paid in subsequent Fiscal Years from the first available excess of Owner's Distribution in any such subsequent Fiscal Year over the sum of: (1) the debt service on the First

Mortgage for such subsequent Fiscal Year, (ii) an amount equal to an equity
return to Owner for such subsequent Fiscal Year of [              ] per annum on
the Owner's Equity, and (iii) the Incentive Fee for such subsequent Fiscal Year. Notwithstanding the foregoing, no deferred portion of the Incentive Fee shall be paid pursuant to this subsection C (and any such deferred Incentive Fee shall be permanently waived) if not paid pursuant to the foregoing provisions on or before the end of the third Fiscal Year from the Fiscal Year with respect to which it was deferred. Payments made pursuant to this subsection C shall be credited first against the earliest portions of deferred Incentive Fee.

     5.02 Accounting and Interim Payment
          ------------------------------

     A.  Within [          ] lays after the close of each Accounting Period, the
Management Company shall submit an interim accounting to Owner showing Gross Revenues and Deductions, Operating Profit and distributions thereof. The Management Company shall transfer to Owner with each accounting any interim amounts of Owner's Distribution and shall retain any interim Incentive Fee due the Management Company.

     B. Calculations and payments of the Incentive Fee and distributions of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively for that year, with the deferrals, if
any, provided for in Section 5.01.  Within [             ] days after the close
of each Fiscal Year, the Management Company shall submit an accounting, as more fully described in Section 9.01, for such Fiscal Year to Owner, which accounting shall be controlling over the interim accountings. Any adjustments required by the Fiscal Year accounting shall be made promptly by the parties. No adjustment shall be made for any Operating Loss or other insufficiencies in a preceding or subsequent Fiscal Year.

                                END OF ARTICLE V

                                   ARTICLE VI

                                  PRE-OPENING
                                  -----------

     6.01 Description
          -----------

     It is recognized that certain activities must be undertaken at an early stage so that the Hotel can function in an appropriate and orderly manner on the Opening Date and during the first Fiscal Year. Accordingly, the Management Company shall:

     A.  Recruit, train and employ the staff required for the Hotel;

     B. Negotiate concession contracts for stores, office space and lobby space (each of such contracts to be subject to the approval of Owner, which shall not be unreasonably withheld);

     C. Undertake pre-opening promotion and advertising, including opening celebrations;

     D.  Test the operations of the Hotel;

     E.  Provide, for a period to end not later than          days from Opening
Date, a task force of experts and personnel to supervise and assist with certain pre-opening and opening operation

     F. Apply for, and use its best efforts to obtain, the initial licenses (including, without limitation, any necessary liquor licenses) and permits required for the operation of the Hotel as contemplated by this Agreement;

     G. In general, render such other miscellaneous services incidental to the preparation and organization of the Hotel's operations as may be required for the Hotel to be adequately staffed and capable of operating on the Opening Date and during the first Fiscal Year.

     6.02      Pre-Opening Expenses
               --------------------

     A. The expenses relating to such activities ("Pre-Opening Expenses") shall include, but not be limited to, salaries and wages (including those of personnel of the Management Company and its affiliated companies), costs of interim office space, professional fees, telephone expenses, staff hiring and training costs, travel and moving expenses, costs of opening celebrations, the cost of beat, light and power not chargeable to the cost of constructing the Hotel, advertising and promotion expense, and miscellaneous expenses. Except as otherwise specifically provided in subsection B hereof, all Pre-Opening Expenses shall be borne exclusively by Management Company and shall not be reimbursed by Owner or treated as a deduction from Operating Profit.

     B. Management Company's present estimate, as of the date hereof, of the total amount of Pre-Opening Expenses for the Hotel
is [                                                  ] Said amount shall
hereinafter be referred to as the "Present Estimate."  A detailed budget shall
be prepared by Management Company and forwarded to Owner, at least [         ]
months prior to the Opening Date, outlining the expenditures which are included within the Present Estimate. Management Company shall have the right, in response to changes in circumstances, or delays in the opening of the Hotel, or both, to alter or modify (either increasing or decreasing) the Present Estimate. In the event Management Company determines that the Pre-Opening Expenses shall be greater or less than the Present Estimate, a revised budget shall be prepared and forwarded to Owner at the time of such determination.  As a part of the annual accounting for the first Fiscal
Year after the Opening Date:  1) an amount equal to [             ] of the
amount by which the actual Pre-Opening Expenses.exceed the Present Estimate (provided Owner has approved, in writing in advance, the expenditure of said excess) shall be (i) subtracted from the Owner's Distribution, and (ii) added to
the Incentive Fee; or 2) an amount equal to [        ] of the amount by which
the Present Estimate exceeds the actual Pre-Opening Expenses incurred shall be
(i) subtracted from the Incentive Fee, and (ii) added to the Owner's Distribution. Appropriate adjustments shall be made to reflect the foregoing sentence if necessary. If Owner fails to approve said revised estimate, Management Company shall pay the full cost of all Pre-Opening Expenses (as revised) which are incurred; however, Management Company shall be under no obligation to expend a specified minimum amount on Pre-Opening Expenses. In the event the Opening Date is delayed or postponed from the original date established therefor, Management Company shall be entitled to the adjustment referred to in subsection B (1) above with respect to any increases in Pre-Opening Expenses occasioned by such delay or postponement regardless of Owner approval or non-approval of such increases.

                               END OF ARTICLE VI

                                  ARTICLE VII

                    WORKING CAPITAL AND FIXED ASSET SUPPLIES
                    ----------------------------------------

     7.01 Working Capital
          ----------------

     A. Subject to subsection B hereof, Owner shall, prior to the Opening Date, provide the cash necessary for the Hotel to establish a normal Working Capital level after commencing operations, in view of the volume of monthly sales projected for the initial months of operations, as reasonably and in good faith determined by Management Company. Owner shall from time to time thereafter promptly advance, upon request of the Management Company, additional cash in the amount by which the necessary Working Capital level exceeds the original Working Capital level, as reasonably and in good faith determined by the Management Company in view of the volume of the monthly sales then being experienced by the Hotel; provided that, to the extent the Hotel has suffered an Operating Loss, any request for additional Working Capital shall be regarded as a request to fund an Operating Loss, and such request shall be handled exclusively under the provisions of Section 9.04. Working Capital so advanced shall remain the property of Owner throughout the term of this Agreement. Upon Termination, Owner shall retain any of its unused Working Capital except for Inventories purchased by the Management Company pursuant to Section 10.02. Management Company shall continuously review the level of Working Capital, and if Management Company reasonably and in good faith determines that reductions in the level of Working Capital are appropriate, the amount of such reduction shall be refunded to owner.

     B.  Owner and Management Company hereby agree that, provided the Opening Date occurs during 1981, the initial level of Working Capital will
be no more than [                     ]

     7.02 Fixed Asset Supplies
          --------------------

     Owner shall provide the funds necessary to initially supply the Hotel with Fixed Asset Supplies at levels which shall be appropriate under normal hotel industry standards. Replacements of Fixed Asset Supplies throughout the term of this Agreement shall be from Gross Revenues. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination, except such Supplies as are purchased by the Management Company pursuant to Section 10.02.

                               END OF ARTICLE VII

                                  ARTICLE VIII

                      MAINTENANCE, REPLACEMENT AND CHANGES
                      ------------------------------------

     8.01 Routine Repairs and Maintenance
          -------------------------------

     The Management Company shall maintain the Hotel in a neat, clean and sanitary condition, in good repair, consistent with the standards of other Marriott hotels, and in conformity with applicable laws and regulations, and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as it, from time to time, deems necessary for such purposes. Management Company shall not operate the Hotel in any manner which would result in the cancellation of the property or liability insurance described in Article XII. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as a Deduction in determining Operating Profit. The cost of non-routine repairs and maintenance (which are not expensed for purposes of the financial statements relating to the Hotel), either to the Hotel building or its fixtures, furniture, furnishings and equipment ("FF&E") shall be paid for in the manner described in Sections 8.02 and 8.03.

     8.02 Repairs and Equipment Reserve
          -----------------------------

     A. The Management Company shall establish, in respect of each Fiscal Year during the term of this Agreement, a reserve account on the Hotel's books of account ("Repairs and Equipment Reserve" or the "Reserve") to cover the expenditures for:

          1.  Replacements and renewals to the Hotel's FF&E;

          2. Exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls; and

          3. All other non-routine repairs (which are not expensed for purposes of the financial statements of the Hotel), renewals and replacements to the (without limitation) structural, electrical, beating, ventilating, air-conditioning, plumbing and vertical transportation elements of the Hotel building, to the extent that there are funds available in the Reserve after covering the costs of categories 1 and 2 above.

     B.  During the first Fiscal Year after the Opening Date, an amount equal to
[   ] percent [  ] of the Hotel's Gross Revenues for such Fiscal Year shall be placed in the Reserve; during the second Fiscal Year after the Opening Date,,an amount equal to
[ ] percent [ ] of the Hotel's Gross Revenues for such Fiscal Year shall be placed in the Reserve; during the third, fourth and fifth Fiscal Years after the Opening Date, an amount equal to [ ] percent [ ] of the Hotel's Gross Revenues for each of such Fiscal Years shall be placed in the Reserve; during the sixth through the tenth Fiscal Years after the Opening Date, an amount equal to [ ] percent [ ] of the Hotel's Gross Revenues for each of such Fiscal Years shall be placed in the Reserve; commencing with the eleventh Fiscal Year after the Opening Date and for all Fiscal Years thereafter, subject to the provisions of G, below, annual deductions for the Repairs and Equipment Reserve shall be an amount equal [ ] percent [ ] of Gross Revenues.

     C. The Reserve will be maintained in an escrow account set up in the name of the Owner. All interest accruing on any funds deposited in said account will be credited to the Reserve, and the amount that would otherwise be transferred to the Reserve shall be reduced by the amount so credited. If, at any time, the accumulated cash left in the Reserve exceeds the sum of the contributions made to it during the two (2) preceding Fiscal Years, further contributions will be temporarily suspended until they can be made without causing the accumulated cash in the Reserve to exceed said limit. Any amounts remaining in the Repairs and Equipment Reserve upon Termination shall be transferred to Owner, unless the operation of the Hotel is being discontinued at the same or approximately the same time as such Termination, in which event the amount remaining in the Repairs and Equipment Reserve shall be transferred to Operating Profit.

     D. Owner shall have the right to withdraw any amounts accumulated in the Reserve by delivery to Management Company of an irrevocable letter of credit from a responsible banking institution approved by Management Company (such approval not to be unreasonably withheld or delayed) covering the full amount of such withdrawal. At least one (1) month prior to the expiration of any such letter of credit, Owner shall either provide a new letter of credit, or make a cash deposit into the Reserve escrow account equal to the amount previously withdrawn, or advise Management Company to exercise its rights under the letter of credit. The terms of any such letter of credit will in any event provide that Management Company shall have the right, at any time, in order to pay for expenditures properly chargeable to the Reserve, to present said letter of credit for immediate payment. Any amounts withdrawn by Owner from the Repairs and Equipment

Reserve pursuant to the foregoing procedure shall be deemed, for purposes of the maximum limitation on accumulated cash in the Reserve set forth in subsection C above, to have not been so withdrawn.

     E. The Management Company shall from time to time make such substitutions and replacements or renewals to FF&E and repairs to the Hotel building of the nature described in Sections 8.02 A 2 and 8.02 A 3 as it deems necessary, up to the balance in the Repairs and Equipment Reserve. No expenditure will be made in excess of said balance without the approval of Owner. Any proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be credited to the Repairs and Equipment Reserve, and the amount that would otherwise be transferred to the Reserve shall be reduced by the amount so credited. At the end of each Fiscal Year, any amounts remaining in the Repairs and Equipment Reserve shall be carried forward to the next Fiscal Year.

     F. The Management Company shall prepare a detailed budget ("Repairs and Equipment Budget") of the expenditures necessary for replacements and renewals of FF&E and expenditures of the nature contemplated by Sections 8.02 A 2 and
8.02 A 3 during the ensuing Fiscal Year and shall submit such Repairs and Equipment Budget to Owner at the same time it submits the Annual Operating Projection described in Section 9.03. Owner shall have the right to approve (said approval not to be unreasonably withheld) all expenditures described in the Repairs and Equipment Budget except for certain items to be selected by
Management Company (not to exceed in the aggregate the greater of [         ] or
[  ] of the
estimated amount to be contributed to the Reserve in the applicable Fiscal
Year), as to which the Management Company's selection shall not be subject to the approval of Owner.If Owner disapproves any item or items within the Repairs and Equipment Budget, it shall be obligated to recommend alternative expenditures in an equal aggregate dollar amount for that particular Fiscal Year. In the event the Management Company fails to accept Owner's recommendations as to alternative expenditures, the items in dispute on the Repairs and Equipment Budget will be submitted to a recognized hotel accounting firm for resolution, in keeping with the need to maintain the position of the Hotel in its geographical market and as a member of the Marriott chain of hotels. Such firm shall be jointly selected by Owner and Management Company (neither such approval to be unreasonably withheld). Such accounting firm's decision on such matters will be binding on the parties, and the expenses incurred for such firm's analysis and determination will constitute a Deduction for the Fiscal Year in which they are paid.

     G. The adequacy of the percentage Deduction for the Repairs and Equipment Reserve described in Section 8.02 A is an estimate based upon the Management Company's prior experience with new hotels. If, in good faith, Management Company feels at any time during the term of this Agreement that such percentages have become excessive given the needs of the Hotel, such percentages will be reduced. On the other hand, as the Hotel ages, these percentage Deductions may not be sufficient, in the good faith belief of Management Company, to keep the Reserve at the levels necessary to make the replacements, substitutions and renewals to the FF&E or to otherwise make the appropriate building repairs required to maintain the Hotel as a first-class facility. If the Repairs and Equipment Estimate prepared in good faith by the Management Company exceeds the available funds in the Repairs and Equipment Reserve, Owner will in good faith consider reasonable proposals made by the Management Company, in keeping with the need to maintain the position of the Hotel in its competitive geographical market and as a member of the Marriott chain.

     8.03 Building Renewals and Replacements
          ----------------------------------

     A. The Management Company may prepare a supplemental annual estimate of the expenditures necessary for major repairs (which are not expensed for purposes of the financial statements of the Hotel), renewals and replacements [which repairs, renewals and replacements (with identical or comparable items) are not included within category 3 listed in Section 8.02 A only because such items exceed the cash in the Reserve] to the structural, electrical, central heating, central ventilating, central air conditioning, plumbing and vertical transportation elements of the Hotel building ("Building Estimate") and shall submit such Estimate to Owner for its approval at the same time the Annual Operating Projection is submitted. The phrase "major repairs, renewals and replacements" shall mean any such single item of repair, renewal or replacement
having a cost in excess of [   ] percent [   ] of the amounts contributed to the
Reserve during the Fiscal Year in which the expenditure is made. The Management Company shall not make any expenditures for such purposes without the prior written consent of Owner, which consent shall not be unreasonably withheld; provided, however, that if such major repairs, renewals or replacements to the Hotel are required by reason of any law, ordinance, regulation or order of a competent government authority, or are otherwise required for the continued safe and orderly operation of the Hotel, the Management Company shall immediately give Owner notice thereof and shall be authorized to take appropriate remedial action without such approval if Owner does not act. The cost of all such repairs, renewals, or replacements which are not otherwise paid for from the Repairs and Equipment Reserve described in
Section 8.02 shall be borne solely by Owner. Notwithstanding the provisions of. this Section 8.03 A, Management Company will use its best efforts to have the expenditures set forth in any Building Estimate paid in whole or in part (to the extent possible) from the Reserve.

     B. If, upon submission of the Building Estimate to Owner, the parties fail to reach agreement on the matters proposed therein, the items in dispute will be submitted to a recognized hotel accounting firm for resolution, in keeping with the need to maintain the position of the Hotel in its geographical market and as a member of the Marriott chain of hotels. Such firm shall be jointly selected by Owner and Management Company (neither such approval to be unreasonably withheld). Such accounting firm's decision on such matters will (except as indicated in the next sentence) be binding on the parties, and the expenses incurred for such firm's analysis and determination will constitute a Deduction for the Fiscal Year in which they are paid. In the event the decision of such accounting firm is that certain enumerated expenditures should be made, Owner shall not be under the obligation to make such expenditures; however, if Owner refuses or fails to make such expenditures within a reasonable period of time, Management Company shall be entitled to terminate this Agreement on [
] days notice to Owner.

     8.04 Liens
          -----

     The Management Company and Owner shall use their best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the costs incurred pursuant to
Section 8.03. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

     8.05 Ownership of Replacements
          -------------------------

     All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of Owner.

     8.06 Building Alterations and Improvements
          -------------------------------------

     Changes, alterations or improvements to the building structure of the Hotel (such as, without limitation, additional guest-rooms or sport facilities) which are not repairs, renewals or replacements of the Hotel as it exists on the date hereof, shall be undertaken with the consent of both parties. The provisions of
Section 8.03 shall not apply to such expenditures.

                              END OF ARTICLE VIII

                                   ARTICLE IX

                         BOOKKEEPING AND BANK ACCOUNTS
                         -----------------------------

     9.01 Books and Records
          -----------------

     Management Company shall keep and maintain full and accurate books of control and account in connection with the operation of the Hotel; such books and records shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts, with the exceptions provided in this Agreement. The books and records for the Hotel shall be kept conveniently separated from books and records relating to other hotels which Management Company operates. Owner may at reasonable intervals during the Management Company's normal business hours examine such books and records. Within [
] days following the close of each Fiscal Year, the Management Company shall furnish Owner a statement in reasonable detail summarizing the Hotel operations for such Fiscal Year and a certificate of the Management Company's chief accounting officer certifying that such year-end statement is true and correct.
Owner shall have [         ]  years from the receipt thereof to audit, examine,
or review said statement and the supporting books and records.  If Owner raises
no objections within said [       ] year period, the statement shall be deemed
to have been accepted by Owner as true and correct, and Owner shall have no further right to question its accuracy. In the event that such a subsequent audit establishes that the amount of Operating Profit set forth therein is
erroneous by a margin of at least [    ] percent [     ] thereof, Management
Company shall reimburse Owner for the reasonable costs of such audit. The rights of Owner with regard to subsequent audits of financial statements (and with regard to reimbursement of the costs thereof), as set forth above, shall survive a Termination.

     9.02 Hotel Accounts, Expenditures
          ----------------------------

     A. All funds derived from the operation of the Hotel, or paid to Management Company by Owner in connection with this Agreement (except for the Incentive Fee or any reimbursement of Management Company pursuant to Sections
2.01 G 7 or 11.03) shall be promptly deposited by the Management Company in Hotel bank accounts in one or more banks selected by Owner and approved by the Management Company (said approval not to be unreasonably withheld). Withdrawals from said accounts shall be made by representatives of the Management Company whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotel.

     B. All payments to be made by the Management Company hereunder shall be made from authorized bank accounts, petty cash funds, or from Working Capital provided by Owner pursuant to this Agreement. The Management Company shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and the Management Company shall not be obligated to incur any liability or obligation for Owner's account without assurances that necessary funds for the discharge thereof will be provided by Owner. Owner shall protect, indemnify and hold the Management Company harmless from and against all third party claims and charges arising as a result of the Management Company's actions hereunder whether such claims and expenses (including, without limitation, legal fees) are made before or after Termination; that the foregoing indemnification by Owner shall not be applicable with respect to claims or expenses (including, without limitation, legal fees) which (i) arise from the gross negligence or intentionally wrongful acts of Management Company or its agents or employees or from material breaches of this Agreement by Management Company, or its agents or employees, and (ii) are neither insured nor within any deductible limits or self-insured retentions as described in Article XII hereof; but rather, in such event, Management Company shall protect, indemnify and hold Owner harmless from and against all third party claims or expenses arising therefrom. Nothing contained herein shall be construed as creating any rights on the part of parties other than Owner or Management Company against either of the parties hereto.

     9.03 Annual Operating Projection
          ---------------------------

          The Management Company shall submit to Owner for its review [        ]
days prior to the beginning of each Fiscal Year after the Opening Date a proposed "Annual Operating Projection" (the "Projection"). Such Projection shall set forth estimated Gross Revenues, department revenues and expenses, Deductions and Operating Profit for the forthcoming Fiscal Year for the Hotel, for each Accounting Period in such Fiscal Year, furnishing at least as much detail as is set forth in Exhibit B. (The Management Company represents and warrants that Exhibit B is as detailed as the budgets used by the Management Company for hotels owned by the Management Company.) The Management Company shall consult in good faith with the representatives of Owner concerning the
Projection in the [          ] days after Owner's
receipt of the Projection.  The Management Company shall, after such
consultations, submit to Owner within [         ] days after the expiration of
such period of [        ] days an appropriate final Projection.  Except for
special circumstances, the amounts of the individual line items of the Projection and the total Projection shall be consistent with those of the other first-class hotels managed by the Management Company. For any line items that, because of special circumstances, are not in amounts consistent with those of such other hotels, the Management Company shall furnish to Owner, in writing, at the time the final Projection is furnished to Owner, the rationale for such variance. In any event, the final Projection shall be prepared in good faith, shall set forth reasonable amounts, individually and in total, and shall be based on, among other things, the Management Company's best estimates, for Owner to rely upon, concerning expected operations for the subject Fiscal Year. The expenditures by the Management Company in the operation of the Hotel during each Fiscal Year shall conform substantially to the Annual Operating Projection for such Fiscal Year; provided that, if unforeseen circumstances such as, but not limited to, unusual changes in the costs of labor, material, services and supplies, casualties, operation of law and economic or market conditions make adherence to the Projection impracticable, the Management Company may depart therefrom to the extent necessary. If the Management Company departs from or intends to depart from a Projection previously submitted to Owner, the Management Company shall promptly submit to Owner an appropriately revised Projection.

     9.04      Operating Deficits: Credit
               --------------------------

     A. Except to the extent specifically provided in subsection B hereof, to the extent there is an Operating Loss, additional funds in the amount of any
such deficiency shall be provided by Owner within [          ] days after the
Management Company has given written notice to Owner of such Operating Loss.

     B. Owner shall be under no obligation to honor any request for additional funds to cover Operating Losses to the extent such, request, when added to all previous amounts provided by Owner pursuant to Section 9.04 A, would result in a
total cumulative amount in excess of [                               ].  In the
event Owner fails to honor such a request pursuant to the foregoing sentence, Management Company shall have the right to either: (i) terminate this Agreement,
by written notice to Owner, to be given no later than [              ] days
after the receipt of written notice from Owner of its refusal to honor the request, and to be effective on a date set forth therein, no earlier than [
] days from the date of said notice; or (ii) to lend to Owner, on a non-interest-bearing basis, the amount of such deficiency. Any such loan shall be
made within [         ] days of receipt of written confirmation from Owner of
its refusal to honor such request, and shall otherwise be on the same terms and conditions as the loans described in Section 4.02 B.

     C. In no event shall either party borrow money in the name of or pledge the credit of the other.
                               END OF ARTICLE IX

                                   ARTICLE X

                            TRADEMARK AND TRADE NAME
                            ------------------------

     10.01 [            ] Name
           -------------------

     During the term of this Agreement, the Hotel shall be known as the [
]  The name of the Hotel shall not be expanded or altered during the term of
this Agreement.  If the name of the [            ]  hotel system is changed, the
Management Company shall have the right to change the name of the Hotel to conform thereto (provided that the name used shall in all events be the name employed by Management Company in operating the other first-class facilities within its chain).

     The name [             ] when used alone or in connection with another word
or words and the [            ] trademarks or trade names or designs shall in
all events remain the exclusive property of [                    ] and nothing
contained herein shall confer on Owner the right to use such name, trademarks and trade names otherwise than in strict accordance with the terms of this Agreement. Except as provided in Section 10.02, upon Termination, any use or right to use said name, trademarks and trade names by Owner shall cease forthwith and Owner shall promptly remove from the Hotel any signs or similar items which contain the C name, trademark, trade names, logos, symbols or designs.

     10.02  Purchase of Inventories and Fixed Asset Supplies.
            -------------------------------------------------

     Upon Termination, the Management Company shall purchase, within [
] days after Termination, at their then book value, any items of the Hotel's
Inventories and Fixed Asset Supplies as may be marked with the [          ] name
or any [

 ] trade name, trademark, symbol, logo or design. In the event that Owner and Management Company mutually agree that certain items will not be so purchased, Owner covenants that any such items not so purchased shall be used exclusively in connection with the Hotel until they are consumed.

     10.03  Breach of Covenant
            ------------------

     The Management Company and/or its affiliated companies shall be entitled, in case of any breach of the covenants of Article X by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law. Article X shall survive Termination.

                                END OF ARTICLE X

                                   ARTICLE XI

                          POSSESSION AND USE OF HOTEL
                          ---------------------------

     11.01  Quiet Enjoyment
            ---------------

     Owner covenants that so long as the Management Company is not in default under this Agreement, the Management Company shall quietly hold, occupy and enjoy the Hotel throughout the term hereof free from hindrance, ejection or molestation by Owner or other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

     11.02  Use
            ---

     A. The Management Company shall use the Hotel solely for the operation of a hotel under standards comparable to those prevailing in the modern, first-
class hotels in the [        ] hotel system and for all activities in connection
therewith which are customary and usual to such an operation, and shall not knowingly permit the use of the Hotel for disorderly or unlawful purposes. The Management Company agrees to diligently operate the Hotel in a good and workmanlike manner. The Management Company, in any event, shall comply with and abide by all applicable laws and regulations, and shall use its best efforts to keep in force at all times all licenses, governmental approvals, certificates and permits which are necessary for such operation.

     B. Management Company shall, to the extent available from Gross Revenues, pay all of the expenses of the Hotel listed as Deductions in Section 2.01 G, to include, without limitation: (i) all charges for electricity, gas, water, sewer usage and other utilities; and
(ii) all wages, salaries, fringe benefits, payroll taxes and other costs related to Hotel employees.

     C. Management Company shall not demolish, remove or tear down any structural components of the Hotel, or items of heavy equipment not funded from the Reserve described in Section 8.02, without Owner's prior written consent.

     D. On Termination of this Agreement, for whatever reason, Management Company will surrender the Hotel to Owner broom-clean and in good condition (reasonable wear and tear, as well as the effects of a casualty under Section 15.01, excepted). All information and deposits relating to reservations booked prior to Termination, for periods of time after Termination, will be delivered to Owner's representatives.

     11.03  Chain Services
            --------------

     A. The Management Company shall cause to be furnished to the Hotel certain services ("Chain Services") which are furnished generally on a central or
regional basis to other hotels in the [          ] chain and which benefit each
hotel as a participant in
the [          ] chain.  Chain Services shall include (i) national sales office services, central training services (including management relocation expenses), central advertising and promotion (including direct and image media and
advertising administration), the [           ] national reservations system and
the [             ] computer payroll and accounting services; and (ii) such
additional central or regional services as may from time to time be furnished
for the benefit of the hotels in the [           ] chain or in substitution for
services now performed at
individual hotels which may be more efficiently performed on a group basis. Costs and expenses incurred in the providing of such services shall be allocated
on a fair and equitable basis among all [           ] hotels in the United
States receiving the same. The basis of the allocation for such services for the Hotel shall be explained in reasonable detail when the Management Company submits the annual statement described in Section 9.01. The charge for Chain Services allocable to all of the foregoing, exclusive of individual charges for
[              ] reservations, shall not exceed [            ] percent of Gross
Revenues without Owner's written consent. No services contemplated in subparagraph (ii) above shall be charged to the Hotel without the Management Company's demonstrating to Owner's satisfaction that the providing of such services on a national or group basis will be of benefit to the Hotel and will reduce the cost of operating the Hotel. Neither Management Company nor any of its affiliates shall make any profit on Chain Services.

     B. The Management Company covenants that such services and the charges therefor are uniformly provided and charged to all hotels which it operates, manages or leases in the United States other than franchised hotels (which, while operated under the Marriott name, are not operated by the Management
Company as such) and the now existing [            ] hotels located in [
] and the proposed hotel to be developed on [                              ]
Except with respect to those hotels described in the preceding sentence, the Management Company shall not provide Chain Services to any hotels receiving the same (either currently or in the future) on terms and conditions more favorable than set forth in this Agreement without making such more favorable terms and conditions available to Owner. If in the future substantially the same Chain Services are offered to franchised hotels, the foregoing. exception with respect to franchised hotels shall no longer continue to apply.

     11.04  Owner's Right to Inspect
            ------------------------

     Owner or its agents shall have access to the Hotel at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Hotel, inspection, making repairs, or showing the Hotel to prospective purchasers, tenants or mortgagees.

                               END OF ARTICLE XI

                                  ARTICLE XII

                                   INSURANCE
                                   ---------

     12.01  Interim Insurance
            -----------------

     Owner shall, at its expense, at all times during the period of construction, furnishing and equipping of the Hotel, procure and maintain adequate public liability and indemnity and property insurance (with limits and coverage to be mutually agreed upon) protecting Owner and the Management Company against loss or damage arising in connection with the preparation, construction, furnishing and equipping of the Hotel and pre-opening activities.

     12.02  Property Insurance
            ------------------

     A. The Management Company shall, commencing with the Opening Date and during the term of this Agreement, procure and maintain, at Owner's expense and with Owner's approval of all relevant aspects of the insurance program (including the companies used, the rates, the deductibles and the coverage; such approval will not be unreasonably withheld or delayed), property insurance adequate to meet the needs of the Hotel, but in any event a minimum of the following coverage:

          1. Insurance on the Hotel (including contents) against loss or damage by fire and lightning and all other risks covered by the usual standard extended coverage endorsements with deductible limits established by the Management Company at other hotels it leases or manages under the Marriott name in the
United States, all in amounts not less than either [          ] percent [
] of the replacement cost thereof, or (if higher) that amount which is sufficient so that Owner will in no event be a co-insurer on any claim.

          2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel.

          3. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12-02 A 1 and 2 of a type and in amounts generally prevailing and with deductible limits established by the Management Company at other hotels it leases or manages under the Marriott name in the United States.

     B. All policies of insurance required under Section 12.02 A 1, 2, and 3 shall be carried in the name of Owner, the Management Company, and any mortgagee designated by Owner; any losses thereunder shall be payable to the parties as their respective interests may appear.

     C. Any mortgage on the Hotel shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Section 12.02 shall be available for repair and restoration of the Hotel, except in the event of the substantial destruction of the Hotel.

     12.03  Operational Insurance
            ---------------------

     The Management Company shall, commencing with the Opening Date and during the term of this Agreement, procure and maintain, at Owner's expense and with Owner's approval of all relevant aspects of the insurance program (including the companies used, the rates, the deductibles and the coverage; such approval will not be unreasonably withheld or delayed), operational insurance adequate to meet the needs of the Hotel, but in any event a minimum of the following coverage:

     A. Workers' compensation and employer's liability insurance as may be required under applicable laws covering all the Management Company's employees at the Hotel, with such deductible limits or self-insured retentions established by the Management Company as are used at other hotels it leases or manages under the Marriott name in the United States;

     B. Fidelity bonds covering Management Company's employees in job classifications normally bonded in other hotels it leases or manages under the Marriott name in the United States or otherwise required by law, and comprehensive crime insurance to the extent that the Management Company and Owner mutually agree it is necessary for the Hotel;

     C. Comprehensive general public liability insurance against claims for bodily injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles operated in conjunction with the Hotel,
with a combined single limit of not less [                                 ] for
each occurrence for personal injury and death and property damage, with deductible limits or self-insured retentions established by the Management Company as are used by the Management Company at other hotels it leases or
manages under the [           ] name in the United States;

     D. Such other insurance in amounts as the Management Company or the Owner in its reasonable judgment deems advisable for its protection against claims, liabilities and losses arising out of or connected with its performance under this Agreement.

     12-04  Coverage
            --------

     A. All insurance described in Sections 12.02 and 12.03 may be obtained by the Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein.

     B. The Management Company may elect (subject to the approval of Owner, such approval not to be unreasonably withheld) to self-insure or otherwise retain such risks or portions thereof as it does with respect to other hotels it leases or manages under the Marriott name in the United States. Under this self-insurance program: (i) all claims and losses up to the amount of the deductible limits established pursuant to the applicable provisions of Sections
12.02 and 12.03 above shall be referred to as "self-insured retentions" and shall be charged against the Gross Revenues of the Hotel; and (ii) claims and losses which are in excess of said self-insured retentions, but within said self-insurance program, shall be paid directly by the Management Company. The Management Company shall be reimbursed for the allocable cost of maintaining said self-insurance program, as described in (ii) of the preceding sentence, based on the aggregate cost of maintaining such self-insurance among all of the hotels within the Management Company's self-insurance program, allocated on a fair and equitable able basis (which it shall fully explain to Owner) among all of said hotels. In the event the Management Company's self-insurance program, as set forth above, is approved and placed in operation, the Management Company shall indemnify, hold harmless and defend Owner against all claims, losses, damages and other expenses (including, without limitation, legal fees) against, or incurred by, Owner as to which such self-insurance is applicable, except with respect to the self-insured retentions referred to above. The mortgagee providing the first-lien permanent financing for the Hotel shall in all events be named as an insured on all insurance policies obtained pursuant to Section 12.02 and Section 12.03 C; as to said mortgagee, the coverage thereunder shall not be affected or reduced by reason of such self-insurance program, but shall be subject only to the deductible limits or self-insured retentions which are established and approved as set forth above.

     12.05  Cost and Expense
            ----------------

     A. Insurance premiums and any costs or expenses with respect to the insurance described in Section 12.02 or 12.03, including insurance reinsured by a subsidiary of the Management Company, shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured (other than those which are included within an approved self-insurance program pursuant to Section 12.04 and which are in excess of the "self-insured retentions") or fall within deductible limits shall be treated as a cost of insurance and shall be a Deduction in determining Operating Profit. Any refunds paid by insurance companies relating to the Hotel shall be included in Operating Profit.

     B. Upon Termination, Management Company shall, in its reasonable business judgment, estimate the amount of the additional costs (aside from amounts covered by insurance) which are likely to be incurred to settle all open worker's compensation and liability cases and to pay contingent claims, based on the previous claims history of the Hotel, including those within deductible limits or self-insured retentions, which are pending as of Termination or which are made thereafter but which arose from causes arising during the term of this Agreement. This amount shall be subject to the joint approval of Owner and Management Company (neither such approval to be unreasonably withheld), and shall be deposited by Owner in a special interest-bearing escrow account to be established for such purposes. Owner shall be liable for any costs or expenses incurred to resolve such claims and cases in excess of the amount escrowed. Any amount so escrowed which (i) is in excess of the amount eventually paid to the claimant or claimants, or (ii) has not been paid to the respective claimant or claimants by the expiration of the applicable statute of limitations, shall be promptly refunded to Owner.

     C.  In the event the parties cannot agree, within a reasonable period of
time not to exceed  [           ] days, on the amount to be escrowed pursuant to
subsection B above, the items in dispute will be submitted to a recognized hotel accounting firm for resolution. Such firm shall be jointly selected by Owner and Management Company (neither such approval to be unreasonably withheld). Such accounting firm's decision on such matters will be binding on the parties, and the expenses incurred for such firm's analysis and determination will constitute a Deduction for the Fiscal Year in which they are paid. In the event such expenses are paid after the close of the Fiscal Year hereunder, the parties will, upon payment of such expenses, make the necessary adjustments to the accounting for such final Fiscal Year.

     12.06  Policies and Endorsements
            -------------------------

     A. Where permitted, all insurance provided for under Article XII shall name the Management Company, Owner and any mortgagee of the Hotel designated by Owner as co-insureds. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect
to the renewal policies not less than [       ] days prior to the respective
dates of expiration.  In addition, each party hereto shall, upon written
request, deliver to the other party no later than [           ] days after the
receipt of such request a copy of the actual policy obtained by such party, such copy to be certified as accurate by an authorized officer.

     B. All policies of insurance provided for under Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least [ ] days prior written notice to Owner, the Management Company and any mortgagees of the Hotel designated by Owner.

     C. Management Company shall furnish Owner with an annual report setting forth all relevant details with respect to the insurance coverage for the Hotel. END OF ARTICLE XII

                                  ARTICLE XIII

                                     TAXES
                                     -----

     13.01  Real Estate and Property Taxes
            ------------------------------

     All real estate and ad valorem property taxes, assessments and similar charges on or relating to the Hotel ("Impositions") during the term of this Agreement shall be paid by Owner before any fine, penalty, or interest it added thereto or lien placed upon the Hotel or this Agreement, unless payment thereof
is in good faith being contested.  Owner shall, within the earlier of   [
] days of payment or [          ] days following written demand by the
Management Company, furnish the Management Company with copies of official tax bills and assessments and evidence of payment or contest thereof.

                              END OF ARTICLE XIII

                                  ARTICLE XIV

                                HOTEL EMPLOYEES
                                ---------------

     14.01  Employees
            ---------

     The General Manager and such other Hotel personnel as the Management Company may desire shall at all times be the employees of the Management Company.

     A. The Management Company shall have absolute discretion to hire, promote, supervise, direct and train all employees at the Hotel, to fix their terms of compensation and, generally, establish and maintain all policies relating to employment.

     B. The Management Company shall decide which, if any, of the Hotel's employees shall reside at the Hotel, and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Hotel in connection with its management or operation. Representatives of the Owner who are visiting the Hotel in connection with the management or operation of the Hotel shall be provided rooms without charge. No person shall otherwise be given gratuitous accommodations or services without the prior joint approval of Owner and the Management Company except persons (not employees or representatives of either Management Company or Owner) who are normally provided same in accordance with the usual practices of the hotel and travel industry.

     C. At Termination, other than by reason of a default of the Management Company hereunder, Owner shall reimburse the Management Company for all costs and expenses incurred by the Management Company, such as reasonable severance pay (other than with respect to departmental heads or managerial personnel), unemployment compensation and other employee liability costs, arising out of the termination of the employment of the Management Company's employees at the Hotel (but not costs attributable to the transfer of employees to another location).

                               END OF ARTICLE XIV

                                   ARTICLE XV

                     DAMAGE, CONDEMNATION AND FORCE MAJEURE
                     --------------------------------------

     15.01  Damage and Repair
            -----------------

     A. If, during the term hereof, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner shall, at its cost and expense and with all reasonable diligence, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously; provided that,
in the event the Hotel is destroyed to the extent of [                   ] or
more of its total replacement cost, Owner shall, have the option to either rebuild (as set forth above) or to terminate this Agreement. If the damage or
destruction occurs during the last [        ] years of the Initial Term or any
Renewal Term, Owner shall have the option to terminate this Agreement if the
Hotel is destroyed to the extent of [          ] or more of its total
replacement cost. To the extent available, proceeds from the insurance described in Section 12.02 shall be applied to such repairs or replacements.

     B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel, and Owner is required under Section 15.01 A to repair or replace said damaged or destroyed portion of the Hotel, and Owner fails to promptly commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, the Management Company may, at its option, elect to either undertake such work for
the account of Owner or terminate this Agreement upon [              ] days
written notice.

     15.02  Condemnation
            ------------

     A. In the event all or substantially all of the Site on which the Hotel is located shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or by private purchase under threat thereof, this Agreement shall terminate. Owner and the Management Company shall each have the right to initiate such proceedings before the condemning authority as they deem advisable to recover any damages to which they may be entitled.

     B. In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A, or the entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation shall be made available to the extent necessary to render the Hotel equivalent to its condition prior to such event; the balance of such award, if any, shall be fairly and equitably apportioned between Owner and the Management Company in accordance with their respective interests.

     C. Management Company (in its capacity as operator of the Hotel, not its capacity as partner in the Owner) shall have the right to make a claim or claims for lost profits in connection with any taking described in this Section 15.02, but not for any interest in the real estate comprising the Hotel and/or the Site on which it is located.

     15.03  Force Majeure
            -------------

     If acts of God, acts of war, civil disturbance, governmental action, including the revocation of any material license or permit necessary for the operation contemplated in this Agreement, where such revocation is not due to the Management Company's act or omission and is beyond the control of the Management Company, shall have a significant adverse effect upon the operations of the Hotel for a significant period of time, then the Management Company shall be entitled to terminate this Agreement upon days' written notice from the date of such event.

                               END OF ARTICLE XV

                                  ARTICLE XVI

                                    DEFAULTS
                                    --------

     16.01  Defaults
            --------

     The following shall constitute events of default to the extent permitted by law:

     A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

     B. The consent to an involuntary petition in bankruptcy, the admission in writing of its inability to pay its debts as they become due, or the failure to
vacate within [                     ] days from the date of entry thereof of any
order approving an involuntary petition by either party;

     C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree's continuing unstayed
and in effect for any period of [       ] days;

     D. The appointment of a receiver for all or any substantial portion of the property of either party;

     E.  The failure of either party to make any payment to be made in
accordance with the terms hereof within [           ] days  after written
notice, when such payment is due and payable; or

     F. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this
Agreement, and the continuance of such default for a period of [              ]
days after notice of said failure. Upon the occurrence of any of such events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement for default after the expiration of a
period of [            ] days from the date of such notice, and upon the
expiration of such period, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall promptly and with all due diligence (if such default is not susceptible of being cured within [
]) commence within [          ] days to cure the default, and complete such cure
within [           ] days of receipt of said notice, then such notice shall be of no force and effect. The provisions of the immediately preceding sentence shall not apply to subsections A through E of Section 16.01, to Section 3.01 B, or to Section 20.01.

     16.02  Remedies Cumulative
            -------------------

     The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law.

                               END OF ARTICLE XVI

                                  ARTICLE XVII

                             WAIVER AND INVALIDITY
                             ---------------------

     17.01  Waiver
            ------

     The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

     17.02  Partial Invalidity
            ------------------

     In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on the Management Company or Owner or constitute a substantial deviation from the general intent and purpose of said parties as
reflected in this Agreement.     END OF ARTICLE XVII

                                 ARTICLE XVIII

                                   ASSIGNMENT
                                   ----------

     18.01  Assignment
            ----------

     A. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other; provided, however that the Management Company shall have the right, without such consent, to (i) assign its interest in this Agreement to any of its affiliated companies, and any such assignee shall be deemed to be the Management Company for the purposes of this Agreement, and (ii) sublease shops or grant concessions at the Hotel, provided that the terms of any such subleases or concessions shall be subject to the approval of Owner (which approval shall not be unreasonably withheld). Nothing contained herein shall prevent the conditional assignment of this Agreement as security for any mortgage in connection with a loan extended by a recognized institutional lending entity on the Hotel, nor the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party or their respective affiliated companies, nor the transfer of this Agreement in connection with a sale of the Hotel under the terms of Section 19.01 hereof.

     In the event of consent by either party to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

     An assignment by either Owner or the Management Company of its interest in this Agreement shall not relieve Owner or the Management Company, as the case may be, from their respective obligations under this Agreement (except that Owner shall be relieved of its obligations hereunder if the Hotel is sold pursuant to Section 19.01 hereof), and shall inure to the benefit of, and be binding upon, their respective successors or assigns.

     B. The parties further recognize that Owner intends, and shall have the right, to lease the Hotel to another party, subject to this Agreement. In connection with the creation of such leasehold estate in the Hotel, the tenant will be assigned all rights to Owner's Distribution. In addition, upon the expiration of said leasehold estate, Owner intends, and shall have the right, either to renew said lease or to execute a new lease to a different entity. Management Company agrees that it will forward any amounts due to Owner hereunder, as instructed by Owner pursuant to written notice, to any such tenant designated by Owner. However, nothing contained in this Section 18.01 B shall be construed as relieving Owner from its obligations under this Agreement.

                              END OF ARTICLE XVIII

                                  ARTICLE XIX

                                 SALE OF HOTEL
                                 -------------

     19.01  Sale of Hotel
            -------------

     A. If Owner receives a bona fide written offer to purchase or lease the Hotel (except as provided in Section 18.01 B) and desires to accept such offer, Owner shall give written notice thereof to the Management Company stating the name of the prospective purchaser or tenant, as the case may be, the price or rental and the terms and conditions of such proposed sale or lease, together with all other information which is requested by the Management Company and
reasonably available to Owner.  Within [        ] days after the date of receipt
of such written notice from Owner, the Management Company shall elect, by written notice to Owner, one of the following alternatives:

     1. To consent to such sale or lease and to the assignment of this Agreement to such purchaser or tenant, provided that concurrently with the finalization thereof, the purchaser or tenant, as the case may be, shall, by appropriate instrument, in form satisfactory to the Management Company, assume all of Owner's obligations hereunder.

     2.  To terminate this Agreement by written notice to Owner, which notice
will set an effective date for such Termination, which shall be [        ]
months following the date of the giving of such notice, provided that the Management Company shall have the right to change such effective date of Termination to coincide with the date of the finalization of the proposed sale or lease (said Termination shall take effect no later than the date of said finalization of the proposed sale or lease). Said notice of Termination shall not be effective if such sale or lease is not finalized. The Management Company can exercise this right of Termination if, and only if, in its reasonable judgment: (a) such purchaser, or a partner or principal shareholder or other principal of such purchaser, is a major hotel or restaurant chain in competition with the Management Company; or (b) the purchaser is not of adequate financial stature, given the obligations of the Owner hereunder; or (c) such purchaser, or a partner or principal shareholder or other principal of such purchaser, is of criminal reputation or background.

     B.  If the Management Company shall fail to elect either of said
alternatives within said [          ] day period, the same shall be conclusively
deemed to constitute an election and consent under subsection 1 above, and the provisions thereof shall prevail as if the Management Company had in writing consented thereto. Any proposed sale or lease of which notice has been given by Owner to the Management Company hereunder must be finalized within [
] days following the giving of such notice. Failing such finalization, such notice, and any response thereto given by the Management Company, shall be null and void and all of the provisions of Section 19.01 A must again be compiled with before Owner shall have the right to finalize a sale or lease of the Hotel upon the terms contained in the said notice, or otherwise.

     C. Any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, of any general partnership interest in Owner (except any such general partnership interest which is converted into a limited partnership interest upon said sale or transfer) shall be deemed a sale or lease of the Hotel under Section 19.01 A and shall be subject to the provisions thereof. Owner, from time to time, upon written request of the Management Company, shall furnish the Management Company with a list of the names and addresses of the owners of the partnership interests or other proprietary interests in Owner (such list shall not include any information with respect to the shareholders of any of the partners constituting the Owner).

                               END OF ARTICLE XIX

                                   ARTICLE XX

                                   CONDITIONS
                                   ----------

     20.01  Management Company
            ------------------

     The obligations (except for those set forth in Article VI hereof) of the Management Company hereunder shall be conditioned upon the following:

     A. Timely completion of the Hotel in accordance with terms of the Technical Services Agreement or in accordance with the plans, specifications and time schedules otherwise agreed upon by Owner and the Management Company.

     B. Receipt prior to the Opening Date of all licenses, permits, decrees, acts, orders or other approvals necessary for the operation of the Hotel.
                               END OF ARTICLE XX

                                  ARTICLE XXI

                                 MISCELLANEOUS
                                 -------------

     21.01  Right to Make Agreement
            -----------------------

     Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, or other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

     21.02  Consents
            --------

     Wherever in this Agreement the consent or approval of Owner or the Management Company is required, such consent or approval shall not be unreasonably withheld or delayed, shall be in writing and executed by a duly authorized officer or agent of the party granting such consent or approval, and no charge or fee shall be due in connection with any such consent or approval.

     21.03 Agency
           ------

     The relationship of Owner and the Management Company shall be that of principal and agent, and nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. The Management Company's agency established by this Agreement is coupled with an interest and may not be terminated by Owner until the expiration of the term of this Agreement except as provided in Article XVI.

     21.04  Failure to Perform
            ------------------

     If the Management Company or Owner shall at any time fail to make any payments as specified or required hereunder, or shall fail to perform any other act on its part to be made or performed hereunder without limitation, then the
other party, after [    ]  days' written notice to the defaulting party may (but
shall not be obligated to) pay any such delinquent amount or perform any other act on the defaulting party's part to be made or performed as provided in this Agreement and may enter upon the Hotel premises for said purpose and take all such action thereon as may be necessary or desirable therefor. Any sums thus paid and all costs and expenses incurred in connection with the proper performance of any such act, together with interest thereon at the then prime rate of interest established by The Bankers Trust Company, New York City, New
York, plus [   ] points, from the date that such payment is made or such cost and expense incurred, shall constitute a liquidated amount to be paid by defaulting party under this Agreement to the other party on demand from the defaulting party's funds.

     21.05  Applicable Law
            --------------

     This Agreement shall be construed under and shall be governed by the laws
of the State of [             ].

     21.06  Recordation
            -----------

     At the request of either party, the parties shall execute an appropriate memorandum of this Agreement in recordable form and cause the same to be recorded in the jurisdiction where the Hotel is located. Any cost of such recordation shall be initially borne by Owner, reimbursed to Owner from Gross Revenues, and treated as a Deduction.

     21.07  Headings
            --------

     Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

     21.08  Notices
            -------

     Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested:

          To Owner:
          [

                              ]

          To Management Company:
          [

                              ]
or at such other address as from time to time designated by the party receiving the notice.

     21.09  Certificates
            ------------

     Owner and Management Company, upon request of either such party to the other, without charge, shall deliver a written instrument to the requesting party or to any other party designated by the requesting party, duly executed and acknowledged, certifying:

     (a) That this Agreement is unmodified and in full force and effect, or if there is any modification then in effect or any existing modification that will become effective thereafter, stating such modification and stating that the same is in full force and effect, as modified;

     (b) Whether or not there are any then known defaults by Owner or Management Company hereunder, or existing setoffs or defenses against the enforcement of any of the terms, agreements, covenants, conditions and limitations of the Agreement and any modification thereof upon the part of Management Company or Owner to be performed or complied with, and it so, specifying the same; and

     (c) The dates to which any stated amounts and other charges hereunder, have been paid.

     Such certificates shall not estop Owner or Management Company from thereafter asserting any existing default of which such party did not have actual knowledge on the date of the making of such certificate.

     21.10  Trade Area Restriction
            ----------------------

     Management Company hereby covenants and agrees that it will not operate, nor permit any other person, firm or entity to operate, a hotel or motel facility under any trade names and/or franchises now or hereafter owned or
adopted by [           ],
its successors and assigns: i) within Douglas or Sarpy Counties in Nebraska, or Pottawattamie County in Iowa for a period of ten (10) years from the Opening Date; and ii) within the cross-hatched area on Exhibit C, attached hereto and made a part hereof, for the entire term of this Agreement.

     21.11  Entire Agreement
            ----------------

     This Agreement, together with other writings signed by the parties expressly stated to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.
[



                                                        ]